Exhibit 23(b)


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement of NCT Group, Inc. on Form S-1 (File Nos. 333-64967, 333-43387, 333-82359,
333-87757,  333-35210 and  333-47084)  and on Form S-8 (File Nos.  333-11213 and
333-47956) of our report, which includes an explanatory paragraph about substantial doubt existing concerning the Company's ability to continue as a going concern, dated February 25, 2000, on our audits of the consolidated financial statements for Schedule of the Company as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 which report is included in this Annual Report on Form 10-K.


/s/ RICHARD A. EISNER & COMPANY, LLP
------------------------------------
    Richard A. Eisner & Company, LLP



New York, New York
April 16, 2001